UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 25, 2014

MainStreet BankShares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	333-86993	54-1956616
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

1075 Spruce Street, Martinsville, Virginia	24112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(276) 632-8054

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

MainStreet BankShares, Inc. (“MainStreet”) has an employment agreement with Brenda H. Smith that provides for her employment as President and Chief Executive Officer of MainStreet. The agreement shall commence at the effective date, April 25, 2014, and shall continue for two years (“initial term”) unless terminated or extended. This agreement and the initial term shall be extended for successive two-year periods following the initial term (“renewal term”) unless either party notifies the other in writing at least ninety days prior to the end of the initial term, or the end of any additional renewal terms, that the agreement shall not be extended beyond its current term.

For the initial term of this agreement, MainStreet shall pay Ms. Smith an annual base salary not less than $182,000. For each renewal term, if any, MainStreet agrees to review the base salary and to consider implementing changes as it deems to be appropriate; however, this base salary shall not be less than the base salary for the initial term. Also during the term, Ms. Smith is eligible to participate in any plans, programs, or forms of compensation or benefits that MainStreet or Franklin Community Bank, N.A. (the “Bank:) provides employees generally or to executive employees as a class. These benefits include group medical, disability and life insurance, vacation and sick leave, and a retirement plan.

Ms. Smith’s employment under this agreement shall terminate automatically upon Ms. Smith’s death. In the event of death, her survivors, designees or estate shall continue to receive, in addition to all other benefits accruing upon death, full compensation for a period of six months following the month in which her death occurred. If Ms. Smith’s employment is terminated without cause, MainStreet is obligated to pay Ms. Smith in a lump sum within thirty days after the termination of employment, the sum of her annual base salary through the date of termination to the extent unpaid and the balance of her annual base salary for a period equal to the remainder of the terminated term plus twelve months. In addition, MainStreet shall maintain in full force and effect for the same period, all health and insurance plans provided that continued participation is possible under the general terms of such plans and programs. If participation is not feasible, MainStreet shall pay Ms. Smith a lump sum equal to the estimated cost of maintaining such plans for her during the period.

The agreement has a non-competition clause for a period of twelve months after employment ceases, within 25 miles of the headquarters of the Bank. Competition is defined as her engagement of an activity as an officer (or comparable position as agent or consultant) or a director if it involves having direct contact with customers of a bank or a financial institution or directly soliciting or contacting customers or clients of MainStreet.

Upon a change of control, Ms. Smith has a salary continuance benefit equal to 2.99 times her final compensation. This amount shall be paid in a lump sum cash payment not later than the 45th day following the date of termination, if Ms. Smith is not offered another position of equal duties, responsibilities and compensation.

MainStreet is the bank holding company for Franklin Community Bank.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being furnished pursuant to Item 5.02 above.

Exhibit No.	Description
10.12	Employment Agreement effective April 25, 2014 by and between MainStreet BankShares, Inc. and Brenda H. Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2014	/s/ Brenda H. Smith
Brenda H. Smith
President and CEO

Date: April 28, 2014	/s/ Lisa J. Correll
Lisa J. Correll
Senior Vice President/CFO

Index to Exhibits

Number	Description of Exhibit

10.12	Employment Agreement effective April 25, 2014 by and between MainStreet BankShares, Inc. and Brenda H. Smith